Exhibit 99.1

                        VaxGen Names Lance K. Gordon CEO



     September 19, 2001 - Brisbane, Calif. -VaxGen, Inc. (Nasdaq: VXGN) announced today that Lance K. Gordon, Ph.D., a seasoned executive with more than 20 years of experience in the vaccine industry, has been appointed Chief Executive Officer. Widely recognized in the vaccine industry, Dr. Gordon served as CEO of two vaccine companies and invented a vaccine for childhood meningitis before joining VaxGen.

     "Lance's extensive business and scientific background, as well as his commitment to ending the AIDS epidemic, make him the ideal CEO for VaxGen," said Donald P. Francis, M.D., D.Sc., VaxGen's president and co-founder. "He has experience with virtually every step required to invent, develop, manufacture and market vaccines. His broad view of the vaccine business will be invaluable in helping VaxGen remain a global leader in vaccine development."

     Gordon said: "I am impressed with the talent and expertise at VaxGen. Having examined the strong scientific rationale for AIDSVAX, the company's vaccine, I am convinced that VaxGen has extraordinary potential both as a business and as a major force in the struggle against AIDS."

     Previously, from 1990 to 1999, Dr. Gordon was president and CEO of OraVax, Inc., where he secured a 20-year contract to develop, manufacture, store and manage a 40-million dose stockpile of smallpox vaccine for the Centers for Disease Control and Prevention. He also created partnerships and similar relationships with Aventis Pasteur, Medeva, IDEC, BioReliance and McKesson HBOC. Based in Cambridge, Mass., OraVax, which developed bacterial and live-viral vaccines, was publicly traded on the Nasdaq Stock Market(R) until it was acquired by U.K.-based Peptide Therapeutics Group plc. From 1999 to 2001, Dr. Gordon was Director of North American Operations of Peptide Therapeutics Group, now Acambis plc, a developer of vaccines for infectious diseases, and served as a member of its Board of Directors.

     From 1988 to 1990, Dr. Gordon served as CEO of Baltimore-based North American Vaccines. North American Vaccines, which was also publicly traded, developed childhood vaccines and vaccines to prevent bacterial diseases such as meningitis.

     From 1983 to 1987,  Dr. Gordon was  Director,  Immunobiology  Research,  at
Connaught Laboratories Ltd. in Ontario, Canada, where he was responsible for research and development of the company's bacterial and viral vaccines. From 1981 to 1983, he was Immunology Section Head at Connaught's U.S. subsidiary in Swiftwater, Pa., now part of Aventis Pasteur.

     During his seven years at Connaught, Dr. Gordon invented, developed and oversaw FDA approval of ProHibit(R), a vaccine for the prevention of infant meningitis caused by Haemophilus influenzae type b. ProHibit was the first bacterial conjugate vaccine to receive FDA licensure in 1987. Conjugate vaccines are chemically synthesized hybrids of vaccine antigens combined with proteins that stimulate a strong immune response. ProHibit and similar conjugate vaccines are now routinely used in child vaccination programs worldwide.

     Dr.  Gordon's  extensive  background  in  product  development  and  market introductions includes his tenure as medical director for Infectious & Inflammatory Diseases, Clinical Pharmacology - Drug Medical Affairs at E.R. Squibb & Sons, Inc. where he designed and implemented clinical pharmacology programs.

     Dr. Gordon received a Ph.D. in Biomedical Science, Immunology, from the University of Connecticut and completed his postdoctoral fellowship at the Howard Hughes Medical Research Institute. Dr. Gordon has authored over 50 scientific papers, which have appeared in numerous publications including the New England Journal of Medicine, the Journal of Immunology and the Journal of Infectious Disease.

     VaxGen is the worldwide leader in developing vaccines for the prevention of HIV/AIDS. It is the only company with preventive HIV vaccines in Phase III trials, the final stage before regulatory approval can be sought. The company's two Phase III trials - one in North America and Europe and another in Thailand - are meant to determine how well the vaccine, AIDSVAX, prevents HIV infection in humans. VaxGen's North American/European trial is scheduled to conclude no later than the end of 2002, with the Thai trial scheduled for conclusion the following year. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at www.vaxgen.com.

     AIDSVAX(R) is a registered trademark of VaxGen.

     Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause VaxGen's actual results to be materially different from historical results, expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the progress, costs and results of the Company's Phase III clinical trials, the progress of other internal research and development projects, the Company's ability to demonstrate efficacy of AIDSVAX in clinical trials, the Company's ability to obtain regulatory approval to market AIDSVAX and the Company's ability to secure commercial-scale manufacturing for AIDSVAX. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2001, under the headings "Factors Affecting Future Results" and "Business" and to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2001, under the heading "Risk Factors," for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.



Investor contact: Lance Ignon
                  Vice President, Corporate Communications
                  (650) 624-1016

Media contact:    Kesinee Angkustsiri Yip
                  Associate Director, Corporate Communications
                  (650) 624-2304



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